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[Cassels, Mitchell Letterhead]                                       Exhibt 5(b)




                                                        15th March, 1995.


TRW Inc.
Law Department
1900 Richmond Road
Cleveland, Ohio  44124
U.S.A.

Dear Sirs:

                 Re:      The TRW Canada Stock Savings Plan
                          Form S-8 Registration Statement
                 ------------------------------------------

                 We are delivering this opinion in connection with the preparation and filing with the U.S. Securities and Exchange Commission of a Registration Statement on Form S-8 (the "Registration Statement") to effect the registration under the Securities Act of 1933, as amended, of shares of common stock of TRW Inc. and related participation interests to be offered under The TRW Canada Stock Savings Plan (the "Plan"). We are of the opinion that:

             The rights and/or interests of the participants in the Plan, when acquired by participants pursuant to the terms of the Plan, will be validly issued, fully paid and nonassessable, under the laws of Canada and the Province of Ontario.

                 We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us in the Registration Statement and in the Plan documents prepared pursuant to the requirements of
Part 1 of Form S-8.


                                           Yours very truly,

                                           /s/ Walter G. Cassels

Walter G. Cassels/lb